AMENDMENT TO THE MANAGED PORTFOLIO SERIES
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of the 29th day of November, 2021, to the Transfer Agent Servicing Agreement, dated as of April 6, 2011, as amended (the "Agreement"), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the V-Shares US Diversity ETF and to add the corresponding fee schedule to the Agreement; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit AA is hereby added to the Agreement and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES    U.S. BANCORP FUND SERVICES, LLC

By: /s/ Brian R. Wiedmeyer        By:

Name: Brian R Wiedmeyer    Name:

Title: President    Title:

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